UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

SEARS HOLDINGS CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51217 (Commission File Number)	20-1920798 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)	60179 (Zip Code)

Registrant's telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 2 -	Financial Information
Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 29, 2005, the registrant filed a Current Report on Form 8-K reporting in Item 2.05 (the "Report") regarding organizational restructurings commenced by its wholly-owned subsidiaries, Sears, Roebuck and Co. ("Sears") and Kmart Holding Corporation ("Kmart"), related to functions at their respective home offices as a result of the business combination of Sears and Kmart. The information contained in the Report is incorporated herein by reference.

At the time the registrant filed the Report, it was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the Kmart restructuring. The registrant has now determined that the total relocation costs and termination benefits related to the relocation or termination of affected Kmart employees is estimated to be approximately $60 million. Of this amount, approximately $30 million represents relocation-related costs and approximately $30 million represents termination-related benefits. The final charge for these costs is dependent on the number of employees who accept relocation offers and the number of employees who remain with the registrant through a specified transition period. The registrant estimates that cash expenditures will be incurred in the full amount of the charge.

The registrant will record a $3 million pretax charge for these costs in the first quarter of fiscal 2005. The balance of the charge will be recorded over the next several months in accordance with FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

As previously reported in the Report, the costs associated with the Sears organizational restructuring will be accounted for as part of the purchase price for the acquisition of Sears by Kmart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION
By:	/s/William K. Phelan William K. Phelan Vice President and Controller

Date: June 2, 2005